UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2005

United PanAm Financial Corp.

(Exact name of registrant as specified in its charter)

California	94-3211687
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

Commission file number: 000-24051

3990 Westerly Place, Suite 200

Newport Beach, California 92660

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (949) 224-1917

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously reported, United PanAm Financial Corp., a California corporation (“Registrant”) entered into that certain Amended and Restated Agreement and Plan of Merger dated as of July 26, 2005 (the “Merger Agreement”) with BVG West Corp., a Delaware corporation (“BVG”) and Guillermo Bron. On September 2, 2005, BVG was merged with and into UPFC Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Registrant (“UPFC Sub I”), pursuant to the terms of the Merger Agreement.

In the merger, the stockholders of BVG received an aggregate of 2,436,700 shares of Registrant’s common stock, which is the same number of shares of Registrant’s common stock that BVG owned prior to the merger. Such stockholders received shares of Registrant’s common stock in the same percentage that such stockholders owned such shares indirectly through BVG immediately prior to the effective time of the merger. Registrant’s total outstanding shares of common stock did not change as a result of the merger, nor did the underlying beneficial ownership of such shares.

The terms of the Merger Agreement were established in arm’s length negotiations with BVG and Mr. Bron. Immediately prior to the merger, BVG was a controlling shareholder of Registrant, and Mr. Bron was the President, director and controlling stockholder of BVG. Mr. Bron, by virtue of his control of Pan American Financial, L.P., a Delaware limited partnership, is a controlling shareholder of Registrant and also serves as Chairman of Registrant’s Board of Directors.

Item 3.02	Unregistered Sale of Equity Securities.

As described in Item 2.01 of this Current Report on Form 8-K, which item is incorporated in this Item 3.02 by reference, on September 2, 2005, Registrant issued 2,436,700 shares of its common stock to the former stockholders of BVG in connection with the merger of BVG with and into UPFC Sub I. The issuance of Registrant’s common stock was effected as a private placement pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United PanAm Financial Corp.
(Registrant)

Dated: September 7, 2005	By:	/s/ Garland Koch
	Name:	Garland Koch
	Title:	Executive Vice President and Chief Financial Officer

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